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                                                                     EXHIBIT 2.1


                             DAZZLE MULTIMEDIA, INC.

                       NOTE AND WARRANT PURCHASE AGREEMENT

        This Note and Warrant Purchase Agreement (the "AGREEMENT") is made as of the 30th day of December, 1998, by and between Dazzle Multimedia, Inc., a California corporation (the "COMPANY"), and SCM MicroSystems, Inc., a Delaware corporation, (the "PURCHASER").

                                    RECITALS

        The Company desires to issue and sell, and the Purchaser desires to purchase, a promissory note and warrant in substantially the form attached to this Agreement as EXHIBIT A-1 (the "NOTE") and EXHIBIT A-2 (the "WARRANT").

        Capitalized terms not otherwise defined herein shall have the meaning set forth in ANNEX A, Definitions, attached hereto.

                                    AGREEMENT

        In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

        1.      PURCHASE AND SALE OF NOTE AND WARRANT

                (a) SALE AND ISSUANCE OF NOTE. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser the Note in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000). The purchase price of the Note shall be equal to 100% of the principal amount of the Note. The Note shall be convertible into equity securities of the Company and obligations under the Note and the Company Trade Facility shall be secured by a security agreement substantially in the form of EXHIBIT B attached hereto (the "SECURITY AGREEMENT") and an intellectual property security agreement substantially in the form of EXHIBIT C attached hereto (the "INTELLECTUAL PROPERTY SUPPLEMENT TO SECURITY AGREEMENT" and, together with the Security Agreement, the "SECURITY AGREEMENTS").

                (b) SALE AND ISSUANCE OF WARRANT. Subject to the terms and conditions of this Agreement, the Company agrees to issue to the Purchaser at the Closing the Warrant. The exercise price of the Warrant shall be One Cent ($0.01) per share of the Company's Common Stock issued thereunder upon exercise thereof.

                (c) CLOSING; DELIVERY. The purchase and sale of the Note and the Warrant shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304 on or before December 30, 1998, or at such other time and place as the Company and the

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                                             Note and Warrant Purchase Agreement
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Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "CLOSING"). At the Closing, the Company shall deliver to the Purchaser the Note and the Warrant against payment of the purchase price therefor by check or by wire transfer to the Company's bank account.

        2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed on the schedule of exceptions (the "SCHEDULE OF EXCEPTIONS") attached hereto as EXHIBIT D with specific references made to such applicable paragraph, the Company hereby represents and warrants to the Purchaser that:

                (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted; and (iii) is duly qualified, licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. The Company has delivered a true and correct copy of the Articles of Incorporation (including certificates of designation in respect of preferred stock) and Bylaws or other charter documents. The Company has no Subsidiaries.

                (b)     CAPITALIZATION

                        (i) As of the date hereof, the authorized capital stock of the Company consists of 47,000,000 shares, (A) 40,000,000 shares of which are designated as Common Stock, 7,429,688 shares of which are issued and outstanding, and (B) 7,000,000 shares of which are designated as Preferred Stock, of which 3,000,000 shares are designated as Series A Preferred Stock and 4,000,000 shares are designated as Series B Preferred Stock. Of the authorized shares of Series A Preferred Stock, 2,353,833 shares are issued and outstanding. Of the authorized shares of Series B Preferred Stock, no shares are issued and outstanding. The Company has issued and outstanding convertible promissory notes in the aggregate principal amount of $2,327,970 (the "CONVERTIBLE NOTES"). The Convertible Notes are convertible into shares of Preferred Stock of the Company in the manner set forth in the Convertible Notes. The Company has outstanding warrants to acquire 60,000 shares of Common Stock (the "COMMON WARRANTS") and 25,000 shares of Preferred Stock (the "PREFERRED WARRANTS"). The Company capital stock (by class), the Common Warrants, the Preferred Warrants, and the Convertible Notes are held by the persons and in the amounts set forth in
Section 2(b) of the Schedule of Exceptions. All outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                        (ii) The Company has reserved (A) 2,353,833 shares of Common Stock for issuance upon conversion of outstanding shares of Series A Preferred Stock; (B) 50,000 shares of

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Series A Preferred Stock for issuance to IPC Peripherals Pte Ltd pursuant to an outstanding unexercised option (the "IPC OPTION"); (C) 50,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock issuable upon exercise of the IPC Option; (D) 1,624,734 shares of Common Stock for issuance to employees, consultants, officers and directors of the Company upon the exercise of outstanding unexercised options granted pursuant to the Company's 1997 Stock Option Plan (the "1997 PLAN OPTIONS"); (E) 3,000,000 shares of Common Stock for issuance to employees, consultants, officers and directors of the Company pursuant to the exercise of options that have been, or may be, granted under the Company's 1998 Stock Plan (the "1998 PLAN OPTIONS"), of which 186,678 shares have been granted pursuant to restricted stock purchase agreements, 1,931,300 shares are subject to outstanding unexercised options and 882,022 shares remain available for future grant; (F) 60,000 shares of Common Stock for issuance upon exercise of the Common Warrants; (G) 25,000 shares of Preferred Stock for issuance upon exercise of the Preferred Warrants; (H) 25,000 shares of Common Stock for issuance upon conversion of the Preferred Stock issuable upon exercise of the Preferred Warrants. The 1997 Plan Options and the 1998 Plan Options are collectively referred to as the "COMPANY OPTIONS." Except for the Company Options, the Common Warrants, the Preferred Warrants and the Convertible Notes, there are no options, warrants, calls, rights, commitments or agreement of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment, or agreement. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Company. The Company does not control, directly or indirectly, nor does it have any direct or indirect equity participation in, any corporation, partnership, trust, or other business association.

                (c) AUTHORIZATION. Immediately prior to the Closing, all corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the Security Agreements and the authorization, sale, issuance and delivery of the Note and the Warrant and the performance of all obligations of the Company under this Agreement, the Security Agreement, the Note and the Warrant (this Agreement, the Security Agreement, the Intellectual Property Supplement to the Security Agreement, the Note and the Warrant, and all exhibits and schedules attached to these documents, are collectively referred to as the "Transaction Documents") has been taken or will be taken prior to the Closing. Each of the Transaction Documents when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditor's rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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                (d)     NON-CONTRAVENTION. The execution and delivery by Company
of the Transaction Documents executed by Company and the performance and consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Articles of Incorporation (including any Certificate of Designation) or Bylaws of the Company; (ii) violate any judgment, order, writ, decree, statute, rule or regulation applicable to Company; (iii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which Company is a party or by which it is bound; or (iv) result in the creation or imposition of any Lien upon any property, asset or revenue of Company (other than any Lien arising under the Security Agreements) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Company, its business or operations, or any of its assets or properties.

                (e) APPROVALS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the Board, the shareholders and the holders of any debt of the Company) is required in connection with the execution and delivery of the Transaction Documents executed by Company and the performance and consummation of the transactions contemplated hereby and thereby.

                (f)     INTELLECTUAL PROPERTY.

                        (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the date hereof will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the execution and delivery of the Transaction Documents. The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                        (ii) To the Company's knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

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                                             Note and Warrant Purchase Agreement
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                        (iii)   To the Company's knowledge, the Company will not
interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                (g) TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                (h) EMPLOYEE BENEFIT PLANS. The Company is in compliance in all material respects with each of its Employee Benefits Plans and has made all contributions and payments required to be made in connection with its Employee Benefit Plans.

                (i) OTHER REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties set forth on ANNEX B are true and correct in all material respects as of the date hereof (except for any representation and warranty that speaks as a particular date shall be true and correct as of such date) and the covenants therein shall be binding upon the Company:

                (j) NO VIOLATION OR DEFAULT. The Company is not in violation of or in default with respect to (i) its Articles of Incorporation (including any Certificate of Designation) or Bylaws or any judgment, order, writ, decree, statute, rule or regulation applicable to it; (ii) any material mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default) ; or (iii) any material judgment, order, writ, decree, statute, rule or regulation applicable it.

                (k) CASH BALANCES; ACCURACY OF FUTURE INFORMATION. The Company has cash equal to at least the Threshold Account Balance (as defined in Section 6(e)). All Officer's Certificates, financial information, compliance certificates and other information delivered to Purchaser pursuant to Section 2 hereof shall be accurate and correct in all material respects on the date provided.

                (l) SOLVENCY, ETC. The Company is Solvent and, after the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, the Company will be Solvent.

                (m) FINDER'S FEE. The Company represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with the transactions contemplated by the Transaction Documents. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder's or broker's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

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                                             Note and Warrant Purchase Agreement
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        3.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser
hereby represents and warrants to the Company that:

                (a) PURCHASE ENTIRELY FOR OWN ACCOUNT. The Note and the Warrant and any Company securities issued upon the conversion or exercise thereof to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has not been formed for the specific purpose of acquiring the Note or the Warrant.

                (b) KNOWLEDGE. The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note and the Warrant and any Company securities issued upon the conversion or exercise thereof.

                (c) RESTRICTED SECURITIES. The Purchaser understands that the Note and the Warrant and any Company securities issued upon the conversion or exercise thereof have not been, and will not be, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the Note and the Warrant and any Company securities issued upon the conversion or exercise thereof are "RESTRICTED SECURITIES" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Note and the Warrant and any Company securities issued upon the conversion or exercise thereof indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Note, the Warrant or any Company securities issued upon the conversion or exercise thereof for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note and the Warrant and any Company securities issued upon the conversion or exercise thereof, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

                (d) NO PUBLIC MARKET. The Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Note, the Warrant or any Company securities issued upon the conversion or exercise thereof.

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                                             Note and Warrant Purchase Agreement
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                (e)     LEGENDS. The Purchaser understands that the Note and the
Warrant and any Company securities issued upon the conversion or exercise thereof may bear one or all of the following legends:

                        (i) THE SECURITY(IES) REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITY(IES) MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THIS SECURITY(IES) AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                        (ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

                (f) ACCREDITED INVESTOR. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        4. CONDITIONS OF THE PURCHASER'S OBLIGATIONS AT CLOSING. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing and the Purchaser shall have received an Officers' Certificate to such effect.

                (b) QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and the Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

                (c) WAIVERS AND CONSENTS. The Company shall have obtained all required waivers and/or consents, including those from its Board, its shareholders and holders of the Company's Debt, to allow sale and issuance of the Note and the Warrant and any Company securities issuable upon the conversion or exercise thereof. Specifically, the Company shall have

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also obtained a waiver, consent and proxy substantially in the form attached hereto as EXHIBIT E ("WAIVER, CONSENT AND PROXY"), from the holders of a majority of its Common Stock, a majority of its Preferred Stock, and from holders of a majority of the its Convertible Notes and from all holders of the Common Warrants and Preferred Warrants and such waivers shall be in force and effect.

                (d) LEGAL REQUIREMENTS. At the Closing, the sale and issuance by the Company, and the purchase by the Purchaser, of the Note and the Warrant shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.

                (e) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel.

                (f) OPINION OF COUNSEL. There shall have been delivered to the Purchaser a favorable written opinion of Venture Law Group, counsel to the Company, in the form of EXHIBIT F attached hereto, dated as of the Closing Date.

                (g) TRANSACTION DOCUMENTS. The Company shall have duly executed and delivered to the Purchaser the following documents:

                                (A)     This Agreement;

                                (B)     The Note issued hereunder and the
Company Trade Facility;

                                (C)     The Warrant issued hereunder;

                                (D)     The Security Agreement and the
Intellectual Property Supplement to the Security Agreement;

                                (E)     All UCC-1 financing statements and other
documents and instruments which the Purchaser may reasonably request to perfect its security interest in the collateral described in the Security Agreement;

                                (F)     Copies of required consents certified by
the Company as true and correct including the required copies of the Waiver, Consent and Proxy; and

                                (G)     Other documents reasonably requested by
the Purchaser.

                (h) Parties' Fees and Expenses. Each party shall be responsible for its own fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents.

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        5.      CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The
obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                (b) QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and the Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

                (c) WAIVERS AND CONSENTS. The Company shall have obtained all required waivers and/or consents, including those from its Board, its shareholders and the holder of Senior Debt, to allow the sale and issuance of the Note and the Warrant.

                (d) LEGAL REQUIREMENTS. At the Closing, the sale and issuance by the Company, and the purchase by the Purchaser, of the Note and the Warrant shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.

                (e) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its counsel.

                (f) TRANSACTION DOCUMENTS. The Purchaser shall have duly executed and delivered to the Company the following documents:

                                (A)     This Agreement;

                                (B)     The Note issued hereunder and the
Company Trade Facility; and

                                (C)     The Security Agreement and the
Intellectual Property Supplement to the Security Agreement;

        6. CERTAIN COVENANTS. While any obligations are outstanding under the Note:

                (a) NO VIOLATION OF COMERICA AGREEMENT. Directly for the benefit of Purchaser, the Company will comply with the covenants set forth on ANNEX B hereto. In addition, without the consent of Comerica (or future holder of Senior Debt in respect thereof) the Company shall not take

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any action nor omit to take any action that would violate the obligations of the
Company under Section 6 of the Comerica Agreement, excluding the financial covenants contained in Section 6.17 thereof (or the comparable provisions of any successor Senior Debt).

                (b) DEBT PAYMENTS. Without the prior written consent of the Purchaser, the Company shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt for borrowed money (other than amounts due under, the Company Trade Facility, the Senior Debt or the Note) or lease obligations, (ii) amend, modify or otherwise change the terms of any Debt for borrowed money (other than the Company Trade Facility, the Senior Debt or the Note) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay or prepay any notes to officers, directors or shareholders.

                (c) CHANGE OF CONTROL. Without the prior written consent of the Purchaser, the Company shall not consummate any transaction which upon consummation thereof would result in a Change of Control of the Company, unless prior thereto the parties shall have entered into such documents and guarantees as the Purchaser and its counsel may reasonably request regarding the assumption of the obligations of the Company under this Agreement and the other Transaction Documents. The Company will provide the Purchaser ten (10) days prior notice of any proposed Company Change of Control and shall promptly keep the Purchaser apprised of all developments related thereto.

                (d) AFFILIATE TRANSACTIONS. Without the prior written consent of the Purchaser, the Company shall not enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to the Company as an arm's length transaction with unaffiliated Persons.

                (e) WEEKLY CASH BALANCE. If at any time the Company has less than an aggregate of Three Hundred Thousand Dollars ($300,000) in all of its bank, cash or other accounts (the "THRESHOLD ACCOUNT BALANCE"), then promptly (but in any event within two business days) after such determination the Company shall provide Purchaser an officers' certificate signed by the Company's President and the Chief Financial Officer (an "OFFICERS' CERTIFICATE") (i) confirming that the Company has at least an aggregate of One Hundred Thousand Dollars ($100,000) in such accounts, and (ii) setting forth in reasonable detail the basis therefor. Thereafter, until the Company has maintained the Threshold Account Balance for at least one week, the Company shall continue to provide weekly Officers' Certificates to the foregoing effect. In the event that the Company shall thereafter reach and maintain the Threshold Account Balance for one week, (i) the Company shall provide an Officers' Certificate to the Purchaser confirming the same, setting forth in reasonable detail the basis for such conclusion and (ii) the Company's obligation to provide, with respect to that particular failure to maintain the Threshold Account Balance, weekly Officers' Certificates shall terminate. In connection with the foregoing, the Company shall provide Purchaser such related information as it may reasonably request.

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                (f)     FINANCIAL STATEMENTS. At such times as required to be
delivered under the Comerica Agreement as in effect as of the date hereof, the Company shall provide to the Purchaser, (i) copies of all monthly financial statements that currently and in the future are required to be delivered to Comerica (including those financial statements currently required to be delivered under Section 6.16 of the Comerica Agreement); and (ii) upon the request of the Purchaser to the Company, such other documents required to be delivered to Comerica under the Comerica Agreement. The Company shall also provide the Purchaser with prompt written notice of any changes under the Comerica Agreement relating to the documents required to be delivered to Comerica. The Purchaser, upon its request to the Company, shall receive copies of such additional documents provided to Comerica.

                (g) NOTICE OF DEFAULTS. Promptly upon the occurrence thereof, the Company shall provide to the Purchaser written notice of the occurrence of any Event of Default, as defined in ANNEX A, Definitions, attached hereto and including an Event of Default related to the Company's failure to maintain the specified cash account balances (as described in Section 6(e)) or any event or circumstance that upon notice thereof or lapse of time would result in an Event of Default or any event of default with respect to any Debt (including Senior Debt).

                (h) INSPECTION RIGHTS. The Purchaser and its representatives shall have the right, at any time during normal business hours and upon reasonable prior notice, but in no event less than three (3) business day's advance notice to visit and inspect the properties of the Company and its corporate, financial and operating records, and make abstracts therefrom, and to discuss the Company's affairs, finances and accounts with its directors, officers and independent public accountants.

                (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. For purposes of conversion of the Note and Company Trade Facility and the exercise of the Warrant, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and each class of Equity Securities (including, without duplication, shares of its Common Stock for issuance on conversion of each such Equity Securities); and if at any time the number of authorized but unissued shares of Common Stock or any class of Equity Securities (including, without duplication, shares of its Common Stock for issuance on conversion of each such class of Equity Securities) shall not be sufficient to effect the conversion of the entire outstanding principal amount of the Note and the Company Trade Facility and to effect the exercise of the Warrant, the Company will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock and each class of Equity Securities (including, without duplication, shares of its Common Stock for issuance on conversion of each such class of Equity Securities) to such number of shares as shall be sufficient for such purposes.

                                                               Dazzle Multimedia
                                             Note and Warrant Purchase Agreement
                                                                         Page 12

                (j) COOPERATION. The Company shall cooperate with the Purchaser's reasonable requests for documents, governmental filings, and agreements and use its best efforts to do all actions necessary to effect the transactions contemplated by the Transaction Documents. Prior to (A) any failure to pay all Obligations due under the Note on the Maturity Date (including following a Change of Control) or (B) an Event of Default under circumstances that would allow acceleration of all Obligations due under the Note regardless of the Subordination Agreement, and subject to the Purchaser's rights as a creditor of the Company, the Purchaser shall use its reasonable efforts to assist the Company in the Company's efforts to obtain equity financing.

        7.      MISCELLANEOUS

                (a) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                (b) GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

                (c) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                (d) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                (e) NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission with written confirmation of receipt (i) if to the Holder, at the Holder's address as set forth on the Note and Warrant Purchase Agreement, and (ii) if to the Company, at the address of its principal corporate offices (attention: President), or at such other address as a party may designate by ten (10) day advance written notice to the other party pursuant to the provisions above.

                (f) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holder of the Note and the Warrant.

                                                               Dazzle Multimedia
                                             Note and Warrant Purchase Agreement
                                                                         Page 13

Any amendment or waiver effected in accordance with this Section 7(f) shall be binding upon the Purchaser and each transferee of the Note and the Warrant, each future holder of the Note and the Warrant and the Company.

                (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                (h) ENTIRE AGREEMENT. This Agreement, and the documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

                (i) EXCULPATION. The Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the representations and warranties contained herein and the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither the Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of the Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Note and the Warrant.

                (j) CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

                (k) SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

                                                               Dazzle Multimedia
                                             Note and Warrant Purchase Agreement
                                                                         Page 14

                (l)     ASSIGNMENT.

                        (i) Neither the Note nor the Warrant, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Purchaser.

                        (ii) Prior to (A) any failure to pay all Obligations due under the Note on the Maturity Date (including following a Change of Control) or (B) an Event of Default under circumstances that would allow acceleration of all Obligations due under the Note regardless of the Subordination Agreement, neither the Note nor the Warrant, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Purchaser (other than to a subsidiary thereof) without the prior written consent of the Company.

        The parties have executed this Note and Warrant Purchase Agreement as of the date first written above.
                                        COMPANY:

                                        DAZZLE MULTIMEDIA, INC.


                                        By: /s/ ANDREW WARNER
                                            ------------------------------------
                                            Name:    Andrew Warner
                                            Title:   CHIEF FINANCIAL OFFICER

                                            Address: 45778 Northport Loop West
                                                     Fremont, CA 94538

                                            Tel.  (510) 360-2300
                                            Fax:  (510) 233-0211
PURCHASER:

SCM MICROSYSTEMS, INC.

By: /s/ JOHN G. NIEDERMAIER
    ------------------------------------
    John G. Niedermaier, Vice President,
    Finance, Chief Financial Officer

    Address:   131 Albright Way
               Los Gatos, CA 95032

    Tel.  (408) 370-4888
    Fax:  (408) 364-8444


            [SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT]

                                     ANNEX A

                            TO TRANSACTION DOCUMENTS


                                   DEFINITIONS

        "ACCOUNT DEBTOR" shall have the meaning given to that term in Section 2 of the Security Agreement.

        "AFFILIATE" with respect to any Person, means (1) any director or officer of such Person, (2) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and
(3) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, five percent (5%) or more of any class of voting securities. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "AFFILIATE," when used herein without reference to any Person, shall mean an Affiliate of the Company.

        A "CHANGE OF CONTROL" shall mean a merger or consolidation of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company such that the shareholders of the Company immediately prior to such transaction hold less than Forty Percent (40%) of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets.

        The "CLOSING" shall have the meaning in Section 1 of the Note and Warrant Purchase Agreement.

        "COLLATERAL" shall have the meaning given to that term in Section 1 of the Security Agreement.

        "COMERICA AGREEMENT" shall mean Revolving Credit Loan & Security Agreement dated June 22, 1998 between the Company and Comerica Bank-California.

        The "COMPANY" shall mean Dazzle Multimedia, Inc., a California corporation.

        The "COMPANY OPTIONS" shall have the meaning in Section 2(b) of the Note and Warrant Purchase Agreement.

        "COMPANY TRADE FACILITY" shall mean the Company's trade facility in respect of products purchased by the Company from SCM or its Affiliates as evidenced by the Secured Trade Facility dated as of December __, 1998 and any replacement facility.

        The "COMMON WARRANTS" shall have the meaning in Section 2(b) of the Note and Warrant Purchase Agreement.

        The "CONTROL NUMBER" shall have the meaning in Section 2 of the Warrant.

        "CONVERSION PRICE" shall have the meaning in Section 2 of the Note.

        The "CONVERTIBLE NOTES" shall have the meaning in Section 2(b) of the Note and Warrant Purchase Agreement.

        The "COPYRIGHT ACT" shall mean the Copyright Act of 1976, as amended, 17 U.S.C. Sections 101-810, 1001-1010.

        "DEBT" shall mean and include the aggregate amount of, without duplication (1) all obligations for borrowed money, (2) all obligations evidenced by bonds, debentures, notes or other similar instruments other than the Company Trade Facility, (3) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with Generally Accepted Accounting Principles "GAAP"), (4) all obligations with respect to capital leases, (5) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (6) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit; and (7) all guaranty obligations with respect to the types of Debt listed in clauses (1) through (6) above.

        The "DEBTOR" shall have the meaning in the Security Agreement and shall mean Dazzle Multimedia, Inc., a California corporation.

        "EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, or (d) material fringe benefit or other retirement, bonus, or incentive plan or program.

        "EQUIPMENT" shall have the meaning given to that term in ATTACHMENT 1 to the Security Agreement.

        "EQUITY FINANCING" shall have the meaning in Section 2 of the Note.

        "EQUITY SECURITIES" shall have the meaning in Section 2 of the Note.

        "EQUITY SECURITIES EQUIVALENTS" shall have the meaning in Section 4 of the Note.

        "EVENT OF DEFAULT" is defined as the occurrence of any of the following:

        8. FAILURE TO PAY. The Company shall fail to pay: (i) when due any principal payment under the Note on the Maturity Date; (ii) any interest payment under the Note within five (5) days following the due date thereunder; or (iii) any other payment under the Note or any other Transaction Document within ten
(10) days following receipt of the Holder's written request for the payment of such other amounts; provided that such grace period under this Section (1)(iii) shall not apply if the Company failed to promptly notify the notice specified in
Section 6(g) of the Note and Warrant Purchase Agreement.

        9. BREACHES OF COVENANTS. The Company or any of its Subsidiaries shall fail to observe or perform in any material respect any covenant, obligation, condition or agreement set forth in the Transaction Documents; provided that (i) other than in respect of any breach of Sections 6(b), (c), (d) or (e) of the Note and Warrant Purchase Agreement or any other breach which is not curable by the Company or its Subsidiaries, the Company shall have received ten (10) days prior written notice of any such breach and such breach shall have not been cured during such period; provided further, however, that any such grace period under this section shall not apply if the Company failed to promptly provide the notice specified in Section 6(g) of the Note and Warrant Purchase Agreement; or

        10. REPRESENTATIONS AND WARRANTIES. Any material representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Holder in writing in connection with the Note or any of the other Transaction Documents, or as an inducement to the Holder to enter into the Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; provided that (i) other than in respect of any breach of Section 2(a), (c), (d) or (e) of the Note and Warrant Purchase Agreement or any other breach which is not curable by the Company or its Subsidiaries, the Company shall have received ten (10) days prior written notice of any such breach and such breach shall have not been cured during such period; provided further, however, that any such grace period under this section shall not apply if the Company failed to promptly provide the notice specified in Section 6(g) of the Note and Warrant Purchase Agreement.

        11. ACCELERATION OF SENIOR DEBT. The payments of the amounts owed under the Senior Debt shall have been accelerated; or

        12. VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. The Company shall: (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (2) be unable, or admit in writing its inability, to pay its debts generally as they mature; (3) make a general assignment for the benefit of its or any of its creditors; (4) be dissolved or liquidated; (5) become insolvent (as such term may be defined or interpreted under any applicable statute); (6) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (7) take any action for the purpose of effecting any of the foregoing; or

        13. INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

        14. OTHER PAYMENT OBLIGATIONS. The Company shall: (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Debt, including Senior Debt, to be paid by such Person (excluding the Note, the Company Trade Facility and the other Transaction Documents) and such failure shall continue beyond any period of grace provided with respect thereto; or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Debt, and the effect of such failure or default, under clause
(i) and (ii) above, is to cause, or permit the holder or holders thereof to cause, Debt in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more to become due prior to its stated date of maturity; or

        15. JUDGMENTS. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Company) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Company or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; provided however that (i) such judgment does not arise from any suit or claim directly related to the Company Trade Facility or (ii) pending any any such discharge or release the Company shall be in good faith challenging such judgment and shall have sufficient cash and other reserves to satisfy its obligations; or

        16. TRANSACTION DOCUMENTS. Any Transaction Document or any material term thereof shall cease to be, or be asserted by the Company not to be, a legal, valid and binding obligation of the Company enforceable in accordance with its terms or if the Liens of Holder in any of the assets of the Company shall cease (after having been established) to be or shall not be valid perfected Liens or the Company shall assert that such Liens are not valid and perfected Liens; or

        17. COMPANY'S CASH MINIMUM. The Company shall have fully extended the Company Trade Facility and the Company shall have less than an aggregate of One Hundred Thousand Dollars ($100,000) in all its bank, cash or other accounts over a period of at least three (3) consecutive business days.

        The "EXERCISE PRICE" shall have the meaning in the Warrant and shall be equal to One Cent ($0.01) per share, subject to adjustment according to the Warrant.

        The "HOLDER" shall mean SCM Microsystems, Inc., a Delaware corporation, or any Person who shall at the time be the registered holder of the Note.

        "INTELLECTUAL PROPERTY" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

        "INVENTORY" shall have the meaning given to that term in ATTACHMENT 1 to the Security Agreement hereto.

        The "LANHAM ACT" shall mean the Trademark Act of 1946, as amended, 15 U.S.C. Section 1051-1127.

        "LIEN" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code ("UCC") or comparable law of any jurisdiction (including filings with the U.S. Patent and Trademark Office). A reference to a Lien of the Holder or a security agreement executed in favor of the Holder shall be deemed to include a Lien granted to a collateral agent on behalf of the Holder and a security agreement executed in favor of a collateral agent on behalf of the Holder, respectively.

        "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Company; (b) the ability of the Company to pay or perform the Obligations in accordance with the terms of the Note and the other Transaction Documents and to avoid a default or Event of Default under any Transaction Document; or (c) the rights and remedies of the Holder under the Note, the other Transaction Documents or any related document, instrument or agreement (other than the Company Trade Facility).

        "MATURITY DATE" shall have the meaning in Section 1 of the Note and shall be the earlier date of (i) June 30, 1999, or (ii) thirty (30) days after the closing of a Change of Control.

        The "NOTE" shall mean the secured convertible promissory note substantially in the form attached as EXHIBIT A-1 to the Note and Warrant Purchase Agreement.

        "NOTE AND WARRANT PURCHASE AGREEMENT" is the Agreement between the Company and the Purchaser dated December ___, 1998.

        "OBLIGATIONS" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company (or Debtor, as the case may be) to the Holder (or Secured Party, as the case may be) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Note, the Note and Warrant Purchase Agreement and the other Transaction Documents, and the Company Trade Facility, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Company (or Debtor, as the case may be) hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

        The "OFFICERS' CERTIFICATE" shall have the meaning in Section 6(e) of the Note and Warrant Purchase Agreement.

        "PERMITTED LIENS" shall mean and include: (i) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of the Holder for the eventual payment thereof if subsequently found payable; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of the Holder for the eventual payment thereof if subsequently found payable; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iv) Liens securing obligations under a capital lease if such lease is permitted under the Transaction Documents and such Liens do not extend to property other than the property leased under such capital lease; (v) Liens upon any equipment acquired or held by Debtor to secure the purchase price of such equipment or Debt incurred solely for the purpose of financing the acquisition of such equipment, so long as such Lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (vi) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property;
(vii) Liens in favor of

Holder; (viii) Liens in favor of holders of Senior Debt; (ix) the Lien on equipment in favor of Signature Financial Group; and (x) the Lien on accounts receivables and inventory in favor of Heller Financial, Inc.

        "PERSON" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

        The "PREFERRED WARRANTS" shall have the meaning in Section 2(b) of the Note and Warrant Purchase Agreement.

        The "PURCHASER" shall have the meaning in the Note and Warrant Purchase Agreement and shall mean SCM Microsystems, Inc., a Delaware corporation.

        "QUALIFIED EQUITY FINANCING" shall have the meaning in Section 2 of the Note.

        "RECEIVABLES" shall have the meaning given to that term in ATTACHMENT 1 to the Security Agreement.

        The "SCHEDULE OF EXCEPTIONS" shall mean that schedule attached as EXHIBIT D to the Note and Warrant Purchase Agreement.

        "SECURED PARTY" shall have the meaning in the Security Agreement and shall mean SCM Microsystems, Inc., a Delaware corporation.

        The "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        The "SECURITY AGREEMENT" shall mean that agreement substantially in the form attached as EXHIBIT B to the Note and Warrant Purchase Agreement.

        The "SECURITY AGREEMENTS" shall mean, collectively, the Security Agreement and the Intellectual Property Supplement to the Security Agreement.

        "SENIOR DEBT" shall mean, unless expressly subordinated to or made on a parity with the amounts due under the Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (1) Debt of Company under the Comerica Agreement, and (2) any debentures, notes or other evidence of debt issued in exchange for such Senior Debt; provided that, the Senior Debt shall not exceed a total amount of Two Million Dollars ($2,000,000).

        The "SHARES" shall have the meaning in the Warrant and shall mean the number of shares equal to the Control Number of fully paid and non-assessable Common Stock, $0.001 par value, of Dazzle Multimedia, Inc., a California corporation.

        "SOLVENT" shall mean, with respect to any Person on any date, that on such date (1) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (3) such Person does not intend to incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (4) such Person is not engaged in business or a transaction, and is not about in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

        "SUBORDINATION AGREEMENT" shall mean the Subordination Agreement dated _____, 1998 between the Holder and Comerica Bank-California.

        "SUBSIDIARY" means any corporation, partnership or business entity with respect to which Company (or any Subsidiary thereof) owns a majority of the capital stock or otherwise has the power to direct the management or policies thereof.

        The "INTELLECTUAL PROPERTY SUPPLEMENT TO THE SECURITY AGREEMENT" shall mean that agreement substantially in the form attached as EXHIBIT C to the Note and Warrant Purchase Agreement.

        The "THRESHOLD ACCOUNT BALANCE" shall have the meaning in Section 6(e) of the Note and Warrant Purchase Agreement and shall mean an aggregate of Three Hundred Thousand Dollars ($300,000) in all of the Company's bank, cash or other accounts.

        "TRANSACTION DOCUMENTS" shall mean the Note, the Warrant, the Note and Warrant Purchase Agreement, the Security Agreement, the Intellectual Property Supplement to the Security Agreement and all exhibits and schedules attached to such documents. The Transaction Documents do not include the Company Trade Facility.

        "UCC" shall mean the Uniform Commercial Code as in effect in the State of California from time to time.

        The "WAIVER, CONSENT AND PROXY " shall mean the waiver substantially in the form attached as EXHIBIT E to the Note and Warrant Purchase Agreement.

        The "WARRANT" shall mean the Common Stock purchase warrant substantially in the form attached as EXHIBIT A-2 to the Note and Warrant Purchase Agreement.